EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS STRONG FOURTH QUARTER

FISCAL 2022 FINANCIAL RESULTS AND YEAR END HIGHLIGHTS

●	Fourth quarter net income of $16.3 million, 11.4% of net revenue, up significantly from last year’s fourth quarter of $2.6 million and sequentially up from the third quarter’s $15.6 million. Fiscal 2022 full year net income of $45.1 million, an increase of $53.8 million over the fiscal 2021 net loss of $(8.7) million.
●	Fourth quarter diluted earnings per share of $1.30 compared to last year’s fourth quarter of $0.20 and fiscal 2022’s third quarter of $1.24. Fiscal 2022 full year diluted earnings per share of $3.57 compared to a loss of $(0.71) in fiscal 2021.
●	Fourth quarter double-digit sequential revenue growth in each of the Company’s three major markets which resulted in net revenue of $143.8 million, up 50.9% over same period last year and 10.5% versus previous quarter. Full year fiscal 2022 revenue of $490.5 million, up 45.2% from fiscal 2021.
●	Aerospace fourth quarter revenue of $67.6 million, 47% of net revenue, up 10.9% sequentially and 73.6% increase over same period last year.
●	Solid fourth quarter gross margin of 22.2% of net revenue and Adjusted EBITDA of $24.2 million, 16.8% of net revenue, despite raw material tailwinds neutralizing more quickly than expected.
●	Backlog at company record $373.7 million as of September 30, 2022, up 10.5% from previous quarter and up 113.2% year-over-year.
●	Favorable income tax rate adjustment in the fourth quarter lowering the full year effective tax rate to 21.7%. Fiscal 2023 effective tax rate expected to be moderately higher than fiscal 2022, in-line with U.S. statutory federal and state rates.
●Revolver balance of $74.7 million, due to continued investment in work-in-process inventory driven by strong backlog growth. Size of credit facility recently increased to $160 million providing better alignment with borrowing base and strong liquidity moving forward.
●Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 17, 2022 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter ended September 30, 2022.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“We continue to gain momentum.  Our revenue and profitability improvement confirm the impact of the fundamental and sustainable changes that our team has implemented. Our backlog was at a company record $374 million, up 10.5% sequentially and 113% over the past year. In addition, our 4th quarter shipments were the best in a decade, with double digit sequential growth in each of our 3 major markets. Our aerospace business continues to increase, with year-over-year revenue and backlog up 74% and 143%, respectively”, said Michael L. Shor, President and Chief Executive Officer. “We achieved over 22% gross margin, despite raw material tailwinds neutralizing faster than expected, had net income of 11.4% of sales, and continued to have an EBITDA annual run rate of approximately $100M, all of which provide optimism for continued strength over the next fiscal year.”

4th Quarter Results

Net Revenues.  Net revenues were $143.8 million in the fourth quarter of fiscal 2022, an increase of 50.9% from $95.3 million in the same period of fiscal 2021 due to increases in volume in key markets, combined with increases in average selling price per pound in all markets.  Volume was 4.9 million pounds in the fourth quarter of fiscal 2022, an increase of 23.1% from 4.0 million pounds in the same period of fiscal 2021.  The increase in pounds sold is due to strong sales in the aerospace market, which increased by 57.2%, as well as the chemical processing and industrial gas turbine markets, which increased by 27.6% and 5.4%, respectively, from the fourth quarter of fiscal 2021.  The product average selling price was $28.32 per pound in the fourth quarter of fiscal 2022, an increase of 25.7% from $22.53 per pound in the same period of fiscal 2021.   The increase in product average selling price per pound reflects higher market prices of raw materials, which increased average selling price per pound by approximately $0.53 and a higher-value product mix, which increased average selling price per pound by approximately $0.59.  The remaining increase of $4.67 is due to a combination of price increases, a more favorable proportion of sales towards higher-value route to market shipments and higher-value mix of customer contracts.

Cost of Sales. Cost of sales was $111.9 million, or 77.8% of net revenues, in the fourth quarter of fiscal 2022 compared to $78.6 million, or 82.5% of net revenues, in the same period of fiscal 2021. The decrease in cost of sales as a percentage of revenues was primarily attributable to variable cost saving measures and higher volumes shipped that enable the Company to minimize the increase in costs in periods of higher net revenues.  Additionally, higher volumes sold during the quarter improved the utilization of fixed costs and eliminated the need for fixed costs to be directly expensed, as was the case in the fourth quarter of fiscal 2021, which had $0.8 million of costs directly expensed to Cost of Sales.

Gross Profit.  As a result of the above factors, gross profit was $31.9 million for the fourth quarter of fiscal 2022, an increase of $15.2 million from the same period of fiscal 2021. Gross profit as a percentage of net revenue increased to 22.2% in the fourth quarter of fiscal 2022 as compared to 17.5% in the same period of fiscal 2021.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $12.1 million for the fourth quarter of fiscal 2022, an increase of $1.1 million, or 9.9%, from the same period of fiscal 2021.  Selling, general and administrative expense as a percentage of net revenues decreased to 8.4% for the fourth quarter of fiscal 2022 compared to 11.6% for the same period of fiscal 2021, largely driven by higher net revenues.  General inflation, investments in consulting costs related to information system improvements, as well as higher foreign exchange losses were the primary drivers of the increased expense in the fourth quarter of fiscal 2022.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.7% of net revenue, for the fourth quarter of fiscal 2022, compared to $0.9 million, or 1.0% of net revenue, in the same period of fiscal 2021.

Operating Income/(Loss).  As a result of the above factors, including increased sales volume, higher pricing as well as continued cost reductions leading to improved gross profit, operating income in the fourth quarter of fiscal 2022 was $18.8 million compared to $4.8 million in the same period of fiscal 2021.

Nonoperation retirement benefit expense.  Nonoperating retirement benefit expense was a benefit of $1.4 million in the fourth quarter of fiscal 2022 compared to an expense of $0.4 million in the same period of fiscal 2021.  The difference was primarily driven by a favorable actuarial valuation of the U.S. pension plan liability as of September 30, 2021 caused by a higher-than-expected return on plan assets coupled with a higher discount rate.  The amortization of this favorable valuation is recorded as a benefit to nonoperation retirement benefit expense (income).

Income Taxes. Income tax expense was $2.9 million during the fourth quarter of fiscal 2022, a difference of $1.4 million from expense of $1.5 million in the same period of fiscal 2021, driven primarily by a difference in income (loss) before income taxes of $15.2 million.  The effective tax rate in the fourth quarter of fiscal 2022 was 15.3% as compared to 37.7% during the same period of fiscal 2021 and 21.7% for the full fiscal year 2022. This lower fourth quarter rate included a higher utilization of tax credits and deductions which resulted in a benefit of approximately $1.0 million and some discrete benefits related to stock compensation of $0.2 million.

Net Income/(Loss).  As a result of the above factors, net income in the fourth quarter of fiscal 2022 was $16.3 million, compared to $2.6 million in the same period of fiscal 2021.

Volumes and Pricing

Prior to the pandemic, the Company shipped 20.0 million pounds in fiscal 2019.  Subsequent to fiscal 2019, volumes were negatively impacted by the global COVID-19 pandemic, which dramatically lowered volumes for fiscal 2020 to 14.6 million pounds and fiscal 2021 to 14.0 million pounds. During fiscal year 2022 volumes progressively improved for a total of 17.6 million pounds with the fourth quarter of fiscal 2022 at 4.9 million pounds, a run rate near the pre-pandemic levels.

Solid increases in volume and average selling price per pound were achieved in all three major markets in the fourth quarter fiscal 2022 compared to the same quarter last year. Fourth quarter aerospace volume increased 57.2% along with a 10.4% increase in aerospace average selling price resulting in a 73.6% or $28.7 million aerospace revenue increase compared to the prior year.  The volume increase is primarily driven by the single-aisle recovery with the double-aisle recovery expected to be delayed over fiscal 2023 and 2024. Volumes in the chemical processing industry (CPI) increased 27.6% along with a 34.8% increase in the CPI average selling price resulting in a 71.9% or $11.4 million CPI revenue increase compared to the prior year.  Industrial gas turbine (IGT) volumes were up 5.4% along with a 45.9% increase in the IGT average selling price resulting in a 53.8% or $10.0 million IGT revenue increase compared to the prior year.

The product average selling price per pound in the fourth quarter of fiscal 2022 was $28.32, which is a 25.7% increase over the fourth quarter of last fiscal year.  This increase is driven by higher raw material costs as well as price increases and a higher-value product mix. The average market price of nickel as reported by the London Metals Exchange for the 30-day period ending September 30, 2022 was $10.28 as compared to the average market price for the prior year 30-day period ended September 30, 2021 average market price of $8.80 per pound.

Gross Profit Margin Trend Performance

Gross profit margin was 22.2% in the fourth quarter of fiscal 2022 compared to 17.5% in the same period last year and 25.5% in third quarter of fiscal 2022.  A significant strategic effort to improve gross margins has occurred over the past few years.  As a result of this strategy, the Company reduced the volume breakeven point by over 25%.  The Company previously struggled to be profitable at roughly 5.0 million pounds.  Now, with the current product mix, the Company can generate profits at lower volumes as first demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped.  As volume continued to rise across fiscal 2022, ending in the fourth quarter at 4.9 million pounds shipped, incremental profitability leverage helped improve gross margins significantly.  Rising raw materials also contributed to the improving gross margin percentages; however, even excluding this estimated impact, gross margins remained above 21% in the third and fourth quarters of fiscal 2022.

Backlog

The Company experienced continued high levels of order entry over the past quarter across each of its core markets totaling $178.8 million, led by aerospace, which had a $96.5 million order entry and a 1.4 book-to-bill ratio (customer orders divided by net revenues).  Backlog was a record $373.7 million at September 30, 2022, an increase of approximately $35.6 million, or 10.5%, from $338.2 million at June 30, 2022. The backlog dollars increased during the fourth quarter of fiscal 2022 due to a 5.6% increase in backlog pounds combined with a 4.7% increase in backlog average selling price.  The average selling price increase was due to a higher-value product mix.

Capital Spending

Capital spending was $5.9 million and $15.1 million in fiscal 2021 and 2022, respectively, and the forecast for capital spending in fiscal 2023 is $20.0 million to $24.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $378.3 million at September 30, 2022, an increase of $139.6 million or 58.5% from $238.7 million at September 30, 2021.  The increase resulted primarily from inventory increasing by $109.1 million and accounts receivable increasing by $37.0 million during fiscal 2022, partially offset by accounts payable and accrued expenses increasing by $6.4 million during the same period.  Approximately 60% of the increase in inventory was attributable to a higher cost of inventory, primarily due to higher commodity prices, with the remaining increase due to a higher quantity of inventory.  The Company continued to build work-in-process inventory during fiscal 2022 in response to the rapidly growing backlog.

Liquidity

The Company had cash and cash equivalents of $8.4 million at September 30, 2022 compared to $47.7 million at September 30, 2021.  Additionally, the Company had $74.7 million of borrowings against the line of credit outstanding as of September 30, 2022.

Net cash used in operating activities during fiscal 2022 was $79.5 million compared to net cash provided by operating activities of $23.3 million during fiscal 2021, a difference of $102.7 million.  Cash used in operating activities in fiscal 2022 was driven by an increase in inventory of $116.8 million as compared to a relatively flat inventory during fiscal 2021, and an increase in accounts receivable of $42.7 million during fiscal 2022 as compared to an increase in accounts receivable of $6.2 million during fiscal 2021. This was partially offset by net income of $45.1 million in fiscal 2022 as compared to net loss of $(8.7) million during fiscal 2021.

Net cash used in investing activities was $15.1 million in fiscal 2022, which was higher than cash used in investing activities of $5.9 million during fiscal 2021 due to higher additions to property, plant and equipment.  Capital spending in fiscal 2022 approached a more normal level of investment, however, below the rate of depreciation, after lower than historical levels of investment in fiscal 2021.

Net cash provided by financing activities was $56.6 million in fiscal 2022, a difference of $74.0 million from cash used in financing activities of $17.4 million during fiscal 2021.  This difference was primarily driven by a net borrowing of $74.7 million against the revolving line of credit during fiscal 2022, partially offset by share repurchases of $7.2 million in fiscal 2022 as compared to $5.0 million during fiscal 2021.  Dividends paid of $11.1 million during fiscal 2022 were $0.1 million lower than dividends paid of $11.2 million during fiscal 2021 due to fewer shares outstanding following the Company’s share repurchases.

Dividend Declared

On November 17, 2022, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable December 19, 2022 to stockholders of record at the close of business on December 5, 2022.

Guidance

Current full year expectations for fiscal 2023 include revenue growth of 15-20% and earnings growth at approximately 20% compared to fiscal year 2022. The company’s record backlog and fourth-quarter performance provide the foundation for these estimates. The first fiscal quarter is typically our lowest revenue and earnings quarter due to holidays, planned maintenance projects and customers managing their calendar year end balance sheets. In addition, in our first quarter of fiscal year 2023, the impact of raw materials is projected to turn into an unfavorable headwind, then neutralize for the balance of the fiscal year assuming relatively flat raw material prices.  Given these factors, earnings per diluted share is projected to be roughly $0.55-$0.70 in the first quarter of fiscal 2023, which would represent the best first quarter results in a decade and compares favorably to the $0.37 in the first quarter of fiscal 2022.

Earnings Conference Call

The Company will host a conference call on Friday, November 18, 2022 to discuss its results for the fourth quarter of fiscal 2022.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 18, 2022	Dial-In Numbers:	877-545-0523 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0016 (International)
		Access Code:	618714

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 18th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, December 16, 2022. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	46949

A replay of the Webcast will also be available for one year at www.haynesintl.com.

Non-GAAP Financial Measures

This press release includes discussions of a financial measure, Adjusted EBITDA, that has not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP).  A reconciliation of Adjusted EBITDA to its most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measure is important, is included in the attached schedules.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2022 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results on our results, capital expenditures, demand for our products and operations and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2022	2021	2022
Net revenues	$95,278	$143,810	$337,661	$490,461
Cost of sales	78,578	111,889	297,931	384,128
Gross profit	16,700	31,921	39,730	106,333
Selling, general and administrative expense	11,005	12,098	43,470	47,089
Research and technical expense	921	1,016	3,403	3,822
Operating income (loss)	4,774	18,807	(7,143)	55,422
Nonoperation retirement benefit expense (income)	393	(1,391)	1,470	(4,655)
Interest income	(7)	(3)	(16)	(18)
Interest expense	286	917	1,186	2,481
Income (loss) before income taxes	4,102	19,284	(9,783)	57,614
Provision for (benefit from) income taxes	1,548	2,948	(1,100)	12,527
Net income (loss)	$2,554	$16,336	$(8,683)	$45,087
Net income (loss) per share:
Basic	$0.20	$1.31	$(0.71)	$3.62
Diluted	$0.20	$1.30	$(0.71)	$3.57
Weighted Average Common Shares Outstanding
Basic	12,477	12,345	12,500	12,346
Diluted	12,681	12,497	12,500	12,506

Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	September 30,
	2021	2022
ASSETS
Current assets:
Cash and cash equivalents	$47,726	$8,440
Accounts receivable, less allowance for credit losses of $553 and $428 at September 30, 2021 and September 30, 2022, respectively	57,964	94,912
Inventories	248,495	357,556
Income taxes receivable	1,292	—
Other current assets	6,129	3,514
Total current assets	361,606	464,422
Property, plant and equipment, net	147,248	142,772
Deferred income taxes	16,397	5,680
Other assets	10,829	9,723
Goodwill	4,789	4,789
Other intangible assets, net	5,586	4,909
Total assets	$546,455	$632,295
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,680	$54,886
Accrued expenses	20,100	19,294
Income taxes payable	379	828
Accrued pension and postretirement benefits	3,554	3,371
Deferred revenue—current portion	2,500	2,500
Total current liabilities	74,213	80,879
Revolving credit facilities - Long-term	—	74,721
Long-term obligations (less current portion)	8,301	7,848
Deferred revenue (less current portion)	10,329	7,829
Deferred income taxes	3,459	3,103
Operating lease liabilities	664	576
Accrued pension benefits (less current portion)	26,663	21,090
Accrued postretirement benefits (less current portion)	79,505	60,761
Total liabilities	203,134	256,807
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,757,778 and 12,854,773 shares issued and 12,562,140 and 12,479,741 shares outstanding at September 30, 2021 and September 30, 2022, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	262,057	266,193
Accumulated earnings	101,015	135,040
Treasury stock, 195,638 shares at September 30, 2021 and 375,032 shares at September 30, 2022	(7,423)	(14,666)
Accumulated other comprehensive loss	(12,341)	(11,092)
Total stockholders’ equity	343,321	375,488
Total liabilities and stockholders’ equity	$546,455	$632,295

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30,
	2021	2022
Cash flows from operating activities:
Net income (loss)	$(8,683)	$45,087
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	19,100	18,289
Amortization	467	780
Pension and post-retirement expense - U.S. and U.K.	8,100	1,898
Change in long-term obligations	9	(136)
Stock compensation expense	4,474	3,599
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	(2,436)	6,442
Loss on disposition of property	173	18
Change in assets and liabilities:
Accounts receivable	(6,159)	(42,710)
Inventories	(777)	(116,780)
Other assets	(4,926)	3,464
Accounts payable and accrued expenses	33,869	10,696
Income taxes	2,859	1,780
Accrued pension and postretirement benefits	(20,305)	(9,408)
Net cash provided by (used in) operating activities	23,265	(79,481)
Cash flows from investing activities:
Additions to property, plant and equipment	(5,949)	(15,114)
Net cash used in investing activities	(5,949)	(15,114)
Cash flows from financing activities:
Revolving credit facility borrowings	—	115,528
Revolving credit facility repayments	—	(40,807)
Dividends paid	(11,175)	(11,072)
Proceeds from exercise of stock options	—	537
Payment for purchase of treasury stock	(4,986)	(7,243)
Payment for debt issuance cost	(997)	(103)
Payments on long-term obligations	(285)	(278)
Net cash used in financing activities	(17,443)	56,562
Effect of exchange rates on cash	615	(1,253)
Increase (decrease) in cash and cash equivalents:	488	(39,286)
Cash and cash equivalents:
Beginning of period	47,238	47,726
End of period	$47,726	$8,440

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent eight quarters are as follows.

	2021
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$72,177	$82,063	$88,143	$95,278
Gross profit	987	8,385	13,658	16,700
Gross profit percentage of net revenues	1.4%	10.2%	15.5%	17.5%
Net income (loss)	(8,027)	(3,632)	422	2,554
Net income (loss) per share:
Basic	($ 0.65)	($ 0.29)	$ 0.03	$ 0.20
Diluted	($ 0.65)	($ 0.29)	$ 0.03	$ 0.20

	2022
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$99,430	$117,056	$130,165	$143,810
Gross profit	17,777	23,413	33,222	31,921
Gross profit percentage of net revenues	17.9%	20.0%	25.5%	22.2%
Net income (loss)	4,659	8,484	15,608	16,336
Net income (loss) per share:
Basic	$ 0.37	$ 0.68	$ 1.25	$ 1.31
Diluted	$ 0.37	$ 0.67	$ 1.24	$ 1.30

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2021	2021	2022	2022	2022
Net revenues (in thousands)
Aerospace	$38,966	$48,455	$52,918	$60,981	$67,647
Chemical processing	15,813	17,450	22,850	24,180	27,185
Industrial gas turbines	18,534	14,598	24,788	23,991	28,501
Other markets	16,056	14,487	9,755	14,518	14,946
Total product revenue	89,369	94,990	110,311	123,670	138,279
Other revenue	5,909	4,440	6,745	6,495	5,531
Net revenues	$95,278	$99,430	$117,056	$130,165	$143,810

Shipments by markets (in thousands of pounds)
Aerospace	1,528	1,864	1,808	2,142	2,402
Chemical processing	722	794	870	882	921
Industrial gas turbines	1,178	799	1,416	1,090	1,242
Other markets	538	420	244	427	318
Total shipments	3,966	3,877	4,338	4,541	4,883

Average selling price per pound
Aerospace	$25.50	$26.00	$29.27	$28.47	$28.16
Chemical processing	21.90	21.98	26.26	27.41	29.52
Industrial gas turbines	15.73	18.27	17.51	22.01	22.95
Other markets	29.84	34.49	39.98	34.00	47.00
Total product (product only; excluding other revenue)	22.53	24.50	25.43	27.23	28.32
Total average selling price (including other revenue)	$24.02	$25.65	$26.98	$28.66	$29.45

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

ADJUSTED EBITDA – NON-GAAP FINANCIAL MEASURE

(Unaudited)

(in thousands, except share data)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2022	2021	2022
Operating income (loss)	$4,774	$18,807	$(7,143)	$55,422
Depreciation	4,717	4,479	19,100	18,289
Amortization (excluding debt issuance costs recorded in interest expense)	33	33	266	133
Stock compensation expense	1,107	849	4,476	3,599
Adjusted EBITDA	$10,631	$24,168	$16,699	$77,443

Management believes that Adjusted EBITDA provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.